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                                                                    EXHIBIT 99.1


CONTACT: Gary Fortin                   or            Michael Mason (Investors)
         VP/Marketing                                Allen & Caron Inc.
         512-476-6925                                212-698-1360
         Gfortin@msiaustin.com                       MichaelMason1@aol.com

         Robert Hersch                               Kari Rinkeviczie (Media)
         VP/Corporate Finance                        Allen & Caron Inc.
         512-476-6925                                616-647-0780
         Rhersch@msiaustin.com                       ACIKari@aol.com

                MSI HOLDINGS ANNOUNCES COMPLETION OF $55 MILLION
                       PRIVATE PLACEMENT OF COMMON SHARES

AUSTIN, TX (FEBRUARY 17, 2000) ... MSI Holdings, Inc (OTC BB: MSIA) announced today that it has completed placement of $55 million of common stock at a price of $6 a share to a diverse group of institutional investors. The Company announced on January 10, 2000 its intention to raise funds through a private placement; Janney Montgomery Scott LLC and Tejas Securities Group, Inc. represented the Company as placement agents in the private transaction. In addition, the Company intends to make application to Nasdaq for National Market Listing.

President & CEO Robert Gibbs commented, "The net proceeds of this placement will fund our build-out of additional data centers, implement a sales and marketing campaign, hire additional sales and marketing personnel, and repay certain indebtedness. These funds should allow us to pursue our long-term strategic objectives and enhance shareholder value."

ABOUT MSI HOLDINGS, INC.
MSI Holdings, Inc., (MSI) is headquartered in Austin, Texas. MSI provides advanced Internet broadcast delivery for a wide array of markets. MSI's Direct Optical Co-location Connection (DOCC(TM)) provides broadband Internet co-location services and high-speed Internet connectivity through MSI's facilities in Austin and Dallas/Fort Worth. MSI Holdings Inc. is publicly traded on the OTC Bulletin Board under the symbol "MSIA." For more information regarding MSI Holdings, Inc. visit www.msiaustin.com


         The statements in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including demand for the Company's products and services, development of markets for the Company's products and services and other risks as identified in the Company's SEC filings. Actual results, events and performance may differ materially. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events.

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